                                                      REGISTRATION NO. 333-29425
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                        UNITED WISCONSIN SERVICES, INC.

             (Exact name of Registrant as specified in its charter)

          WISCONSIN                 39-1431799
   (State of incorporation)      (I.R.S. Employer
                                  Identification
                                       No.)

                            401 WEST MICHIGAN STREET
                              MILWAUKEE, WISCONSIN
                                   53203-2896
                                 (414) 226-6900

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

        THOMAS R. HEFTY, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        UNITED WISCONSIN SERVICES, INC.
                            401 WEST MICHIGAN STREET
                        MILWAUKEE, WISCONSIN 53203-2896
                                 (414) 226-6900

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:

                               GEOFFREY R. MORGAN
                           MICHAEL, BEST & FRIEDRICH
                           100 EAST WISCONSIN AVENUE
                        MILWAUKEE, WISCONSIN 53202-4108
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                    AMOUNT TO        AGGREGATE PRICE      AGGREGATE OFFERING       AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED         PER UNIT*               PRICE*         REGISTRATION FEE
Common Stock, no par value.......................       800,000              $36.75            $29,400,000.00          $8,909

* CALCULATED SOLELY FOR THE PURPOSE OF THIS OFFERING UNDER RULE 457(C) OF THE SECURITIES ACT OF 1933 ON THE BASIS OF THE AVERAGE OF THE HIGH AND LOW SELLING PRICES PER SHARE OF THE COMMON STOCK OF REGISTRANT ON JUNE 12, 1997, AS REPORTED BY THE NEW YORK STOCK EXCHANGE. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                        UNITED WISCONSIN SERVICES, INC.

              DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN
                 800,000 SHARES OF COMMON STOCK (NO PAR VALUE)
                               ------------------

    The Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan") of United Wisconsin Services, Inc. (the "Company") provides each holder of record of shares ("Record Owner") and each Beneficial Owner (as defined in the Plan) of the Company's common stock, no par value per share (the "Common Stock"), with a convenient and economical way of purchasing additional shares of Common Stock through the automatic reinvestment of cash dividends of Common Stock and/or through optional cash payments. Any Record Owner or Beneficial Owner of shares of Common Stock is eligible to participate. An investor who participates in any feature of the Plan (a "Participant") will pay no brokerage commissions or other expenses in connection with the purchase of shares of Common Stock under the Plan. The Reinvestment Agent (as defined in the Plan) will administer the Plan.

    Participation in the Plan may take several forms:

    - Record Owners and Beneficial Owners may reinvest automatically their cash dividends and have the option of investing limited additional amounts by making cash payments of not less than $100 per calendar quarter, or

    - Record Owners and Beneficial Owners may reinvest automatically a portion of their cash dividends while continuing to receive the remainder of their cash dividends and have the option of investing limited additional amounts by making cash payments of not less than $100 per calendar quarter, or

    - Record Owners and Beneficial Owners may invest only by making optional cash payments of not less than $100 per calendar quarter, or

    - An investor who is not a Record Owner or Beneficial Owner may become a full participant in the Plan through the Plan's direct stock purchase feature by making a cash payment of not less than $100 for shares in the Plan.

    Shares purchased for Participants' Noncertificated Share Accounts (as defined in the Plan) will generally be issued by the Company, either through original issuance or out of treasury shares held by the Company. However, the Company reserves the right to purchase shares for the Plan on the open market. The purchase price of shares of Common Stock purchased from the Company will be an amount equal to the average of the high and low sale prices for the Common Stock on the Reinvestment Date (as defined in the Plan). If no Common Stock was traded on the Reinvestment Date, the purchase price per share will be based on the most recent date immediately prior to the Reinvestment Date that the Common Stock was traded. The price per share for additional shares purchased on the open market for the Plan will be the average of the price of all such shares purchased for the Plan on any Reinvestment Date.

    A Record Owner or Beneficial Owner who does not wish to participate in the Plan will receive cash dividends, as declared, in the usual manner. Such investors need not take any action to continue to receive their dividends.

    The outstanding shares of Common Stock are, and the additional shares offered hereby will be, listed on the New York Stock Exchange under the symbol "UWZ."

    The Company will receive all of the net proceeds from the sale of the Common Stock purchased from the Company and none of the proceeds from the sale of Common Stock purchased in the open market.
                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
      THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    You should rely only on the information contained in this document or other document to which we have referred you. We have not authorized anyone to provide you with information that is different.

    YOU SHOULD CONSIDER CAREFULLY THE FACTORS UNDER THE CAPTION "RISK FACTORS" PRIOR TO MAKING ANY INVESTMENT IN COMMON STOCK.

                  The date of this Prospectus is July 9, 1997.

                             AVAILABLE INFORMATION

    The Company is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Information as of particular dates concerning directors and officers, their remuneration and any material interest of such persons in transactions with the Company is disclosed in reports, proxy statements and other information distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain Regional Offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 25049, at prescribed rates. The Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such reports, proxy statements and other information also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission.

    This Prospectus constitutes a part of a registration statement on Form S-3 (herein, together with all exhibits and schedules thereto, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, filed with the Commission by the Company under the Exchange Act, are incorporated in this Prospectus and made a part hereof by reference:

    1.  Annual Report on Form 10-K for the year ended December 31, 1996;

    2.  Quarterly Report on Form 10-Q for the Quarter ended March 31, 1997;

    3.  Current Report on Form 8-K dated June 12, 1997;

    4. The description of Common Stock included in the Company's registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and declared effective October 24, 1991.

    All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the conclusion of the offerings contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document or in an accompanying prospectus supplement, if any, which is or is not deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

    The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom this Prospectus is delivered, upon such person's written or oral request, a copy of the documents which have been incorporated by reference (other than exhibits unless such exhibits are specifically incorporated by reference in any such document) in this Prospectus. Written or telephone requests for copies of such documents should be directed to United Wisconsin Services, Inc., 401 Michigan Street, Milwaukee, Wisconsin 53203-2896, telephone (414) 226-6900, attention: Corporate Secretary.

                                  RISK FACTORS

    Prospective investors should consider carefully the following factors, together with other information set forth in this Prospectus, in evaluating an investment in shares of Common Stock offered hereby.

    INCREASING HEALTH CARE COSTS AND HEALTH CARE INDUSTRY

    The Company's profitability depends in large part on its ability to predict and manage effectively health care costs. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursements also have caused the private sector to bear a greater share of increasing health care costs. Changes in health care prices, inflation, new technologies, major epidemics, natural disasters and numerous other factors affecting the delivery and cost of health care are beyond the Company's control and may limit the Company's ability to predict and control health care costs and claims.

    Competitive price pressures in the group health insurance industry, which generally result from the entry and exit of health care companies in the marketplace, historically have resulted in pricing and profitability cycles. The extent to which recent structural changes in the managed health care and health insurance industry have altered cyclical patterns is uncertain. There can be no assurance that cyclical patterns will not adversely affect the Company in the future.

    HEALTH CARE REFORM LAWS

    In recent years, many states, including certain of the principal states in which the Company conducts business, have enacted or are considering various health care reform statutes. These include small group reform statutes that limit the ability of insurers to underwrite and rate, and statutes that provide for the creation of regional purchasing pools. Implementation of such reform measures by a substantial number of states, particularly measures mandating purchasing pools, could significantly increase competition in the health care industry. In 1996, Congress enacted H.R. 3103, the Kennedy-Kassebaum bill, which provides for guaranteed issue, group-to-individual portability and pre-existing condition limitations for certain insurance coverages. It also requires states to evaluate and potentially rewrite their laws to conform to new guidelines. Legislation adopted during 1996 also included maternity mandates and mental health parity. The impact of such newly enacted legislation on the Company cannot yet be determined.

    Also in recent years, both the Clinton Administration and several members of Congress have proposed numerous other health care reform measures. The Company is unable to predict when or whether any federal or state proposals, or some combination thereof, will be enacted or, if enacted, the likely impact on the Company. It is possible, however, that enactment of such health care reform legislation could adversely affect the Company's results of operations.

    FLUCTUATION OF OPERATING RESULTS

    A variety of factors may cause period-to-period fluctuations in the operating results of the Company. Such factors include, but are not limited to, competitive pricing pressures, revenue and expenses related to new products or revisions to existing products, delays in regulatory approvals and changes in distribution channels or product mix, changes in legislation or industry cost reform, increased fees charged by health care providers and increased utilization of medical services by Company insureds. Singularly or in combination, these factors could adversely affect the Company's operating results and financial condition.

    BLUE CROSS & BLUE SHIELD UNITED OF WISCONSIN OWNERSHIP; POTENTIAL CONFLICT
     OF INTEREST

    As of the date of this prospectus, Blue Cross Blue & Shield United of Wisconsin ("BCBSUW") owned approximately 38% of the total outstanding Common Stock. Such ownership limits the ability of a third party to acquire control of the Company and, therefore, could adversely affect the market price of the Common Stock in certain circumstances. The Company and BCBSUW have entered into a service agreement (the "Service Agreement") with respect to the provision of certain services, including sales and marketing, computerized data processing, legal, investment, actuarial and other management services. Under the Service Agreement, the company receiving a service pays the company providing the service an amount which the Company and BCBSUW believe approximates cost. The Company has entered into reinsurance agreements with BCBSUW in the past, and may do so in the future, on terms that are believed to be reasonable at the time but that may not in retrospect be beneficial to the Company. Pursuant to Wisconsin statutory and regulatory requirements, such reinsurance agreements and the Service Agreement are required to be filed with the Office of the Commissioner of Insurance for the State of Wisconsin ("OCI") for its review to determine whether the "transaction at the time it is entered into is reasonable and fair to the interest of the insurer." In addition, BCBSUW's sales force markets and sells some of the Company's products. Also, certain of the Company's products may compete with managed health care products offered by BCBSUW in Wisconsin. If BCBSUW were to discontinue providing or receiving services, negotiate for material changes to the Service Agreement or stop marketing and selling certain of the Company's products, the Company's business and operations could be adversely affected. Several of the Company's executive officers devote portions of their time to the operations of BCBSUW. Three of the nine directors of the Company also are directors of BCBSUW.

    REGULATION

    The Company is subject to extensive regulation in Wisconsin and the other states in which it does business. Such regulation includes, among other things, restrictions on the amount of dividends and other distributions that can be paid by certain of the Company's subsidiaries without prior approval or notification, the granting and revoking of licenses to transact business, trade practices, premium rate regulation, underwriting standards, policy forms, claims payment, licensing of agents and brokers, the amount and type of investments that the Company may hold, minimum reserve and surplus requirements, risk-based capital requirements and compelled participation in, and assessments in connection with, risk-sharing pools and guaranty funds. Such regulation is intended primarily to protect policyholders rather than investors.

    Statutory capital and surplus requirements vary based upon the types of risks underwritten and the nature of the provider contracts. The premiums written by HMOs and insurance companies are limited by the amount of their statutory capital and surplus. Statutory capital and surplus requirements for workers' compensation coverage are greater than those for the Company's other businesses. In addition, risk-based capital formulas, which are currently in effect or may be adopted, affect the Company's statutory capital and surplus requirements. In order to maintain its recent rate of growth in premium revenue, to underwrite workers' compensation coverage and to continue to meet risk-based capital requirements, the Company may have to obtain additional statutory capital or utilize reinsurance agreements to cede a greater percentage of premium revenue. Should additional resources be necessary, the Company may be required to obtain additional financing. There can be no assurance such financing could be obtained upon terms acceptable to the Company.

    DEPENDENCE ON KEY PERSONNEL

    The future success of the Company is dependent on a number of key management and technical employees. Competition for highly skilled people with extensive experience in the health care industry is intense. The Company will be dependent on the continued services and management experience of its executive officers. If such executive officers were to leave, the operating results of the Company could be adversely affected. The future success of the Company will also be dependent on its ability to continue to attract key managerial and technical personnel.

                                    THE PLAN

    The following questions and answers constitute a summary of the Plan.

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

    The purpose of the Plan is to provide interested investors, Record Owners and Beneficial Owners with a convenient means of investing in the Company through new investments in Common Stock and through the regular reinvestment of cash dividends paid on Common Stock. Shares of the Common Stock for the Plan may be purchased, in the discretion of the Company, either directly from the Company through the reinvestment agent (the "Reinvestment Agent") and/or in the open market.

    If shares are purchased from the Company, the proceeds from such purchases will be received by the Company and will be used from time to time for general corporate purposes.

ADVANTAGES

2. WHAT ARE SOME OF THE ADVANTAGES OF THE PLAN?

    Participants in the Plan may elect to have all or a designated portion of cash dividends on their shares of Common Stock automatically reinvested and/or build their ownership in the Company through additional cash investment of not less than $100 per calendar quarter and not more than $100,000 in any calendar year. (See Question 4 for information on who is eligible to participate.)

    Participants in the Plan will pay the Market Price (as defined in Question
15) for shares whether reinvesting all or a designated portion of their cash dividends or purchasing additional shares through the cash investment option available under the Plan.

    All service charges and brokerage commissions, if any, in connection with purchases under the Plan will be paid by the Company.

    Full investment under the Plan is possible because the Plan permits fractions of shares, as well as full shares, to be purchased for Participants. In addition, dividends with respect to such fractions, as well as with respect to full shares, will be used to purchase additional shares for Participants. Regular statements will provide Participants with a record of each transaction. (See Question 21 for information regarding frequency of reports.) All share purchases, by reinvestment of dividends or by optional cash payments, will be credited to the Participant's account established for the Plan (a "Noncertificated Share Account").

ADMINISTRATION

3. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

    The Reinvestment Agent administers the Plan for Participants. The present Reinvestment Agent is Firstar Trust Company ("Firstar").

    The Reinvestment Agent maintains a continuing record of all Participants' Noncertificated Share Accounts, sends statements of account to each Participant, and performs other duties relating to the Plan. The Reinvestment Agent will hold for safekeeping the certificates for shares purchased for each Participant under the Plan until termination of the shareholder's participation in the Plan, or until a written request is received from the Participant for withdrawal of the shares.

    Should Firstar cease to act as the Reinvestment Agent under the Plan, the Company may perform these administrative duties itself or may designate another agent. In such event, all references herein to Firstar or the Registration Agent shall be deemed to be references to the Company or such other agent as the Company may designate.

    Participants can contact the Reinvestment Agent either by telephone at (414) 276-3737 or by mail addressed to:

                        Firstar Trust Company
                        615 E. Michigan Street, 4th Floor
                        Milwaukee, Wisconsin 53202

PARTICIPATION

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    All Record Owners and Beneficial Owners of the Common Stock are eligible to participate in all features of the Plan. A Beneficial Owner is a shareholder who beneficially owns shares of Common Stock that are registered in a name other than his or her own name (e.g., the shares are held in the name of a broker, bank or other nominee). Record Owners and Beneficial Owners may make optional cash payments whether or not they also have elected to reinvest dividends on Common Stock registered in their names.

    You must be a Record Owner or Beneficial Owner to participate in the dividend reinvestment feature of the Plan and only shares of Common Stock of which you are the Record Owner or Beneficial Owner may have their dividends reinvested pursuant to the Plan.

    The Company may refuse participation in the Plan in its entirety, or participation through any particular option under the Plan, to shareholders residing in states whose securities laws do not exempt from registration shares offered pursuant to the Plan, or pursuant to any particular participation option under the Plan.

5. HOW DOES AN ELIGIBLE SHAREHOLDER OR INVESTOR PARTICIPATE?

    In order to participate in the Plan, a Record Owner must properly complete an authorization card furnished by the Reinvestment Agent (the "Authorization Card") and return it to the Reinvestment Agent. An Authorization Card and postage-paid envelope are enclosed with this Prospectus and additional cards may be obtained at any time by any shareholder by written or oral request to the Reinvestment Agent (see Question 3). Telephone requests or general inquiries may also be made by calling the Reinvestment Agent at (414) 276-3737 (see Question
3).

    Beneficial Owners who wish to participate in the Plan must instruct their broker, bank or other nominee to complete and sign the Authorization Card and return it to the Plan Administrator. See Question 7 for a discussion of the Broker and Nominee Form (the "B&N Form") which is required to be used for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a securities depository. See also Question 12.

    An Authorization Card will be mailed to all new Record Owners of Common Stock by the Reinvestment Agent. Authorization Cards may also be obtained at any time by written request to the Reinvestment Agent.

    Shareholders who do not wish to participate in the Plan will receive cash dividends, as declared, in the usual manner.

    If a shareholder returns a properly executed Authorization Card to the Reinvestment Agent without electing an investment option, such Authorization Card will be deemed to indicate the intention of such shareholder to apply all cash dividends, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

    If a Participant's shares are registered in more than one name or in a representative capacity (i.e., joint tenants, trustees, etc.), all registered holders must sign the Authorization Card exactly as their names appear on the Company's stock transfer records.

6. WHAT DOES THE AUTHORIZATION CARD PROVIDE?

    The Authorization Card provides for the purchase by any entity, whether or not a record holder of Common Stock, of additional shares of Common Stock through the following investment options offered under the Plan:

    - Full Dividend Reinvestment--Record Owners may reinvest cash dividends on all shares owned by the Participant. Optional cash payments of not less than $100 may also be made quarterly.

    - Partial Dividend Reinvestment--Record Owners may reinvest cash distributions on less than all of the shares owned by the Participant and continue to receive cash dividends on the other shares. Optional cash payments of not less than $100 may also be made quarterly.

    - Optional Payments Only--Record Owners may invest by making optional cash payments of not less than $100 per calendar quarter.

    - Initial Direct Purchase--Investors who are not currently Record Owners may participate in the Plan by making a cash payment of not less than $100 to the Plan.

    Cash dividends on shares credited to the Participant's Noncertificated Share Account under the Plan are automatically reinvested to purchase additional shares.

7. WHAT DOES THE BROKER AND NOMINEE FORM PROVIDE?

    The B&N Form must be submitted for optional cash payments of a Beneficial Owner whose broker, bank or other nominee holds the Beneficial Owner's shares in the name of a registered security depository. A B&N Form must be delivered to the Plan Administrator each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B&N Forms will be furnished at any time upon request to the Reinvestment Agent (see Question
3).

    Prior to submitting the B&N Form, the broker, bank or other nominee for a Beneficial Owner must have established participation in the Plan by means of a duly completed and executed Authorization card on behalf of the Beneficial Owner (see Questions 5 and 6).

    The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month ("Investment Date"). Accordingly, the B&N Form and appropriate instructions must be received by the Reinvestment Agent no later than the 25th day of the preceding month or the optional cash payment will not be invested until the following Investment Date.

8. IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

    Yes, a shareholder who desires the dividends on only some full shares to be reinvested under the Plan may indicate such number of shares on the Authorization Card. Cash dividends will continue to be made on the remaining shares.

9. MAY A PARTICIPANT CHANGE HIS/HER METHOD OF PARTICIPATION IN THE PLAN AFTER ENROLLMENT?

    Yes, by submitting a revised Authorization Card or sending a written request signed by all registered owners to the Reinvestment Agent at the address specified in Question 3. A change in dividend reinvestment will be effective with the next Dividend Payment Date (as defined in Question 10), if the request for change is received at least two weeks before that Date.

10. WHEN MAY A SHAREHOLDER OR INVESTOR JOIN THE PLAN?

    If an Authorization Card specifying a dividend reinvestment feature is properly completed and received by the Reinvestment Agent at least two weeks before the record date established for the payment of a particular dividend, reinvestment of dividends will commence with that dividend payment.

    If an Authorization Card is received from a shareholder after the record date established for a particular dividend, the reinvestment of such dividends will begin on the dividend payment date following the next record date if such shareholder is still a holder of record.

    Dividend payment dates are anticipated to be in March, June, September and December each year ("Dividend Payment Date").

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan or investors not owning shares but wishing to make an initial direct purchase through the Plan may do so at any time.

INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS

11. WHO IS ELIGIBLE TO MAKE OPTIONAL CASH PAYMENTS?

    Record Owners who have executed an Authorization Card, and Beneficial Owners who have executed an Authorization Card and a B&N Form, are eligible to make optional cash payments of not less than $100 in the aggregate for any quarter (noncumulative from quarter to quarter). The maximum aggregate amount of optional cash payments under the Plan may not exceed $100,000 in any calendar year.

12. HOW ARE INITIAL DIRECT PURCHASE AND OPTIONAL CASH PAYMENTS MADE?

    A new Participant may make an initial cash payment when enrolling in the Plan by sending the Reinvestment Agent a check or money order, payable to Firstar Trust Company, for not less than $100, with a completed Authorization Card.

    Once a Participant has enrolled in the Plan and the initial investment is made, whether of dividends or through an initial direct purchase through the Plan, a Participant will have the ability to make optional cash payments. Any check or money order for an optional cash payment must be made to Firstar Trust Company and should be accompanied by a properly completed Authorization Card. Checks and cards should be mailed to Firstar Trust Company (see Question 3 for address), Attention: Dividend Reinvestment. Beneficial Owners whose broker, bank or other nominee holds the shares of the Beneficial Owner in a registered securities depository must make their optional cash payments through the use of the B&N Form rather than through the use of an Authorization Card.

    Initial direct purchases and subsequent optional cash payments must be in United States dollars, payable at a United States bank, and may not be less than $100 for initial direct purchases or $100 in the aggregate for any quarterly period between Dividend Payment Dates for optional cash payments (noncumulative from quarter to quarter). The same amount need not be sent each time, and there is no obligation to make an optional cash payment in any quarter. Do not send cash.

    Optional cash payments of Participants can be refunded if a written request is received by the Reinvestment Agent at the above address at least two business days prior to the Investment Date (see Question 16).

    Optional cash payments received on or prior to each Investment Date will be invested on that Investment Date. No interest will be paid on funds held between receipt and investment. You are therefore strongly encouraged to send your optional cash payments so that they are received by the Reinvestment Agent close to, but not later than the Investment Date (see Question 16).

COSTS

13. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH PURCHASES UNDER THE PLAN?

    No. Participants will incur no brokerage commissions, service or other charges for purchases made under the Plan. Any costs of administration of the Plan will be borne by the Company. However, charges will be incurred by a Participant upon the sale of his or her shares (see Questions 25, 27 and 28), and certain fees may be charged to Participants by brokers when shares are held by brokers. The benefit of any reduced brokerage commission charges will be passed on, pro rata, to Participants.

PURCHASES

14. HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

    The number of shares to be purchased will be determined by the amount of the Participant's dividends and/or optional cash payments or initial direct purchase payments, being reinvested or paid and the Market Price (as defined in Question
15) of the shares. Each Participant's Noncertificated Share Account in the Plan will be credited with the number of shares, including fractional shares computed to three decimal places, equal to the amount of the dividends and/or optional cash to be reinvested or paid divided by the applicable purchase price of the shares.

15. HOW WILL THE PURCHASE PRICE OF SHARES BE DETERMINED?

    Shares may be purchased from the Company through the Reinvestment Agent or may be purchased, in the discretion of the Company, in the open market by the Reinvestment Agent. For shares purchased from the Company through the Reinvestment Agent, the price per share will be the average of the high and low sale prices of the shares (the "Market Price") on the Reinvestment Date (defined as the date on which dividends are paid and can first be reinvested in the Company by the Reinvestment Agent) on the NYSE as reported by THE WALL STREET JOURNAL. If no shares were traded on the Reinvestment Date, the Market Price will be based on the most recent date immediately prior to the Reinvestment Date that the shares were traded. For shares purchased on the open market, the price per share will be the average price of all shares purchased for the Plan in respect of any Reinvestment Date.

16. WHEN WILL DIVIDENDS AND/OR INITIAL DIRECT PURCHASES OR OPTIONAL CASH PAYMENTS BE INVESTED?

    Dividend reinvestment payments will be invested in additional shares and credited to a Participant's Noncertificated Share Account within thirty days of each Reinvestment Date. If any dividend reinvestment payments are not reinvested by the Reinvestment Agent within thirty days after a Reinvestment Date, such dividend payments will be returned to the Participant without any interest thereon.

    Record Owners and Beneficial Owners wishing to make additional optional cash payments through the Plan may do so at any time. The Reinvestment Agent will make purchases for the Plan once a month on the first business day of each month (the "Investment Date") to satisfy these investment requests. Accordingly, Participants and interested investors should send cash investments so as to reach the Reinvestment Agent by the 25th day of the preceding month.

17. MUST ALL DIVIDENDS ON SHARES CREDITED TO A PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT UNDER THE PLAN BE REINVESTED?

    Yes. Regardless of the investment option chosen, all cash dividends on shares held in the Plan for all Participants are automatically reinvested in additional shares of Common Stock.

SHARE CERTIFICATES

18. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED UNDER THE PLAN?

    Although the Company reserves the right at any time to issue certificates for any number of shares in a Participant's Noncertificated Share Account, certificates for shares will not be issued except as described in Question 19. Shares purchased under the Plan will be credited to a Participant's Noncertificated Share Account and will be shown on a Participant's statement of account. Certificates for the shares purchased pursuant to the Plan will be issued to Participants upon their written request, except that no certificates will be issued for fractional shares. A Participant requesting a certificate for all the shares in Participant's Noncertificated Share Account will receive cash for a fractional share only if participation in the Plan is terminated. (See Question 19 for how a Participant may obtain certificates.) Cash dividends on all shares held in the Participant's Noncertificated Share Account under the Plan will be automatically reinvested to purchase additional shares which will be reflected in the Participant's Noncertificated Share Account. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee.

19. HOW MAY A PARTICIPANT OBTAIN CERTIFICATES FOR SHARES PURCHASED UNDER THE
  PLAN?

    A Participant who has purchased shares under the Plan may obtain certificates for those shares in the Participant's Noncertificated Share Account at any time by sending a written request to that effect to the Reinvestment Agent. If a Participant is a Beneficial Owner, such request should be placed through such Participant's broker, banker or other nominee. No certificates will be issued for fractional shares, but a Participant requesting termination of participation in the Plan will receive, in cash, the Market Price of any fractional share as well as one certificate, unless otherwise requested by the Participant, for all whole shares held for such terminating Participant in the Noncertificated Share Account. This notice should be mailed to the Reinvestment Agent (see Question 3 for address). The Company, however, reserves the right at any time to issue certificates to Participants for any shares in their Noncertificated Share Accounts. (See Questions 24-27 for information on termination of participation.)

20. MAY COMMON STOCK HELD IN CERTIFICATE FORM BE DEPOSITED IN A PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT?

    Yes. Common Stock certificates registered in a Participant's name may be surrendered to the Reinvestment Agent for deposit to the Participant's Noncertificated Share Account. This procedure enables Participants to avoid the necessity of safekeeping certificates. The Participant should contact the Reinvestment Agent (see Question 3) for the proper procedure to deposit certificates.

    Common Stock certificates may be deposited in a Participant's
Noncertificated Share Account whether or not the Participant has previously authorized reinvestment of dividends on Common Stock registered in the Participant's name. However, as with all other shares held in the Participant's Noncertificated Share Account, all dividends on any shares deposited will automatically be reinvested.

PARTICIPANTS' RECORDS AND ACCOUNTS

21. WHAT TYPE OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

    As soon as practicable after each Reinvestment Date (in the case of dividend reinvestment) or Investment Date (in the case of initial direct purchases or optional cash payments) a Participant in the Plan will receive a statement indicating the Market Price, the number of shares purchased and the number of shares in the Participant's Noncertificated Share Account. In addition to the above information, a statement to a Participant in the dividend reinvestment feature of the Plan will also show the total dividend payment and the amount of the dividend payment reinvested. Each of these statements is a record of the cost of purchases under the Plan and should be retained for tax purposes.

    In addition, each Participant will receive copies of the Company's annual and quarterly reports to shareholders, notices of annual and special meetings, proxy statements and income tax information for reporting dividends. Beneficial owners whose shares are registered in names other than their own (for instance, in the name of a broker, bank nominee or other record holder) must arrange to obtain their copies of such reports from the record holder.

22. IN WHOSE NAME WILL ACCOUNTS BE MAINTAINED AND CERTIFICATES REGISTERED WHEN ISSUED?

    A Participant's Noncertificated Share Account will be maintained in the name or names which appear on the Company's shareholder records.

    A certificate for shares, when delivered to a Participant, will be registered in the name or names in which the Noncertificated Share Account is maintained. Upon written request, certificates can be registered and issued in names other than the account name, provided that the request bears the signature of the Participant or Participants and the signature(s) are guaranteed by a commercial bank or a member of the NYSE.

MODIFICATION OR TERMINATION BY A PARTICIPANT

23. HOW DOES A PARTICIPANT MODIFY THE MANNER OF PARTICIPATION IN THE PLAN?

    A Participant may change participation from partial to total dividend reinvestment, from total to partial dividend reinvestment, or may simply change the number of shares that are enrolled in the Plan by executing and delivering a new Authorization Card to the Reinvestment Agent (see Question 3 for address). Beneficial Owners must use the B&N Form to change their participation. Notices to change dividend reinvestments must be received by the Reinvestment Agent at least two weeks before any Dividend Payment Date to be effective as of that date.

24. HOW DOES A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

    A Participant may terminate participation in the Plan by notifying the Reinvestment Agent in writing to that effect. Notices will be effective only upon receipt by the Reinvestment Agent. Notices to discontinue dividend reinvestment received by the Reinvestment Agent at least two weeks before any Dividend Payment Date will be effective as of that date. After termination, dividends will be paid to the shareholder in cash unless and until the shareholder rejoins the Plan. In order to re-enter the Plan after termination, a shareholder must complete a new Authorization Card.

25. CAN THE SHARES HELD IN THE PLAN BE SOLD THROUGH THE REINVESTMENT AGENT?

    A Participant can instruct the Reinvestment Agent to sell any or all of the whole shares held in the Plan. The written notification to the Reinvestment Agent should include the number of shares that are to be sold. The Reinvestment Agent will make the sale as soon as practicable after receipt of a Participant's request and will then issue to the Participant a check for the proceeds less brokerage commission and transfer taxes (if any). In its discretion, the Reinvestment Agent also may effect a net share exchange between a selling Participant and another Participant's optional cash purchase or reinvestment of dividends.

    No Participant shall have the authority or power to direct the date or sales price at which shares may be sold. The request must indicate the number of shares which may be sold and not the dollar amount to be obtained. Any such request that does not clearly indicate the number of shares which may be sold will be returned to the Participant with no action taken. A withdrawal/termination form will be provided on the stub of the account statement for this purpose. This notice should be addressed to the Reinvestment Agent (see Question 3 for address).

26. WHAT HAPPENS TO THE SHARES HELD IN THE NONCERTIFICATED SHARE ACCOUNT WHEN A PARTICIPANT TERMINATES PARTICIPATION IN THE PLAN?

    A certificate for the shares held in the Noncertificated Share Account will be issued to the Participant upon the Participant's written request or upon a Participant's termination of participation in the Plan. No fractional shares will be issued. (See Question 18 for information on share certificates and Question 19 for information on the cash payment for fractional shares in the Noncertificated Share Account.)

27. MAY A PARTICIPANT RECEIVE CASH IN LIEU OF FULL SHARE CERTIFICATES UPON TERMINATION OF PARTICIPATION?

    Yes. The Participant may request, in his or her written notification of termination, that the Reinvestment Agent sell all full and fractional shares held in the account under the Plan in which case the Reinvestment Agent will sell the shares and deliver the Market Price of any fractional share and the proceeds from the sale of full shares, less brokerage commissions and any taxes payable in connection with the sale, to the Participant.

28. MAY A PARTICIPANT SELL HIS OR HER RECORD SHARES AND STILL REMAIN IN THE
  PLAN?

    If a Participant should sell or transfer all of his or her record shares of Common Stock, the Reinvestment Agent, at its discretion, may continue to reinvest the dividends on the shares credited to his or her Noncertificated Share Account under the Plan until notified in writing by the Participant to withdraw from the Plan, or may terminate the Participant's participation and sell all of the shares credited to the Participant's Noncertificated Share Account. Upon termination, the Reinvestment Agent will remit to the former Participant the proceeds from any sale, less any related brokerage commission and applicable taxes, and payment for any fractional shares.

29. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SOME BUT NOT ALL OF THE COMMON STOCK CREDITED TO THE PARTICIPANT'S NONCERTIFICATED SHARE ACCOUNT?

    If a Participant is reinvesting dividends on only a portion of his or her record shares, the Common Stock sold or transferred will be considered to be the shares receiving cash dividends to the extent possible. Dividend reinvestment will only be reduced when the number of shares of Common Stock sold or transferred exceeds the number of shares receiving cash dividends. For example, if a Participant owns 1,000 shares of Common Stock and has authorized dividends on 600 of those shares to be reinvested under the Plan, such Participant could sell up to 400 of his or her record shares without reducing the number of shares which participate in the dividend reinvestment option of the Plan.

30. MAY A PARTICIPANT STOP REINVESTING THE DIVIDENDS FROM HIS OR HER RECORD SHARES AND RECEIVE THEM IN CASH AND STILL REMAIN IN THE PLAN?

    Yes. A Participant who terminates the reinvestment of dividends paid on his or her record shares, may leave shares acquired through the Plan in the Participant's Plan Noncertificated Share Account. Dividends paid on shares left in the Plan will continue to be automatically reinvested.

31. WHEN MAY A SHAREHOLDER RE-ENROLL IN THE PLAN?

    Generally, a shareholder may again become a Participant at any time. However, the Company reserves the right to reject any Authorization Form from a previous Participant on grounds of excessive enrolling and termination. This reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.

OTHER INFORMATION

32. WHAT ARE THE DIVIDEND PAYMENT DATES?

    Dividend Payment Dates are anticipated to be in March, June, September and December each year.

33. HOW WILL A PARTICIPANT'S SHARES BE VOTED AT ANNUAL MEETINGS OF SHAREHOLDERS?

    The Reinvestment Agent will obtain voting instructions from the Participant for all full and fractional shares which are held by the Reinvestment Agent for the Participant's Noncertificated Share Account on the record date established by the Company for determining shareholders entitled to vote. In the absence of voting instructions from the Participant, shares accumulated under the Plan will not be voted.

34. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT OR HAS A RIGHTS OFFERING?

    Any stock dividends or split shares distributed by the Company on shares held by the Reinvestment Agent for the Participant will be credited to the Participant's Noncertificated Share Account on a pro rata basis. In the event that the Company makes available to its common shareholders rights to purchase additional shares, debentures or other securities, the Reinvestment Agent will sell such rights accruing on shares held by the Reinvestment Agent for Participants and invest the proceeds in Common Stock of the Company prior to or with the next regular cash dividend. A Participant who wishes to exercise purchase rights must request that a stock certificate be sent to him or her by the Reinvestment Agent prior to the record date for the rights offering.

35. CAN A PARTICIPANT PLEDGE SHARES CREDITED TO HIS OR HER ACCOUNT?

    No. Shares in a Participant's Noncertificated Share Account in the Plan may not be pledged, assigned or otherwise encumbered unless withdrawn from the Noncertificated Share Account.

36. WHAT IS THE RESPONSIBILITY OF THE COMPANY OR THE REINVESTMENT AGENT UNDER THE PLAN?

    In administering the Plan, neither the Company nor the Reinvestment Agent nor any agent of either of them will be liable for any act done in good faith, without negligence, or for any omission to act including, without limitation, any claims for liability arising out of failure to terminate the Participant's Noncertificated Share Account upon his or her death prior to receipt of notice in writing of such death and with respect to the prices at which shares are purchased or sold for the Participant's Noncertificated Share Account and the times such purchases or sales are made.

    All notices from the Reinvestment Agent to a Participant will be addressed to the Participant's last known address. Beneficial Owners will receive all notices and other mailings through their broker, banker or other nominee. Participant's should notify the Reinvestment Agent promptly in writing of any change in address.

    The risk to Participants is the same as with any other investment in shares of Common Stock of the Company. It should be recognized that a Participant loses any advantage otherwise available from being able to select the timing of his or her investment. It should also be recognized that, like any investment, the Company cannot assure the Participant of a profit or protect the Participant against a loss on the shares purchased by the Participant under the Plan, nor can the Company control purchases by the Reinvestment Agent. The Company also cannot guarantee that dividends on shares of its common stock will not be reduced or eliminated.

37. MAY THE PLAN BE MODIFIED, SUSPENDED OR TERMINATED?

    While the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications or amendments to the Plan and in particular reserves the right to refuse optional cash payments from any shareholder who, in the sole discretion of the Company, is attempting to circumvent the interest of the Plan by making excessive optional cash payments through multiple Noncertificated Share Accounts. To the extent practicable, notice of any such suspension, termination, modification or amendment will be sent to all Participants at least 30 days prior to the effective date. Any modification will be deemed to be accepted by Participants who do not withdraw prior to the effectiveness of the modification.

    If the Plan is terminated, each Participant will receive (1) a certificate for all whole shares of Common Stock held in the Participant's Noncertificated Share Account and (2) a check representing the value of any fractional share held in the Participant's Noncertificated Share Account and any uninvested optional cash payment held in the account.

FEDERAL INCOME TAX CONSEQUENCES

    Participants should consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable laws as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, the Participant's tax basis and holding period for Common Stock acquired under the Plan and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock. The following is only a brief summary of some of the principal federal income tax considerations applicable to the Plan.

38. WHAT IS THE TAX TREATMENT OF DIVIDENDS RECEIVED BY A PARTICIPANT?

    Participants in the Plan who are reinvesting dividends will be treated for federal income tax purposes as having received with respect to each Reinvestment Date a dividend equal to the purchase price of the shares purchased by dividend reinvestment on that date (i.e., the amount that would have been received as a cash dividend) plus the cash dividend actually received (if any). Dividends will be taxed in the following manner: (i) if the dividend is paid by the Company out of its current or accumulated earnings and profits, it will be taxed as ordinary income; (ii) if the Company has no current or accumulated earnings and profits, the dividend will be treated as a return of capital, which results in a reallocation of basis between shares previously owned and shares acquired by dividend reinvestment; and (iii) if all capital has been returned under (ii), the dividend will be treated as capital gain income.

    Participants who acquire shares under the Plan, except those shares acquired as a return of capital, will have a tax basis in the shares so acquired equal to the amount being paid for those shares increased by any brokerage fees treated as a dividend to the Participant. Except for those dividends treated as a return of capital, the holding period for tax purposes for all Participants will begin on the day following the Reinvestment Date on or for which the shares are acquired. A Participant will not realize any taxable income when the Participant receives certificates for whole shares previously credited to the Participant's Noncertificated Share Account, either upon the Participant's request for those shares or upon withdrawal from the Plan.

    A Participant will realize gain or loss when shares are sold or exchanged, or when the Participant receives a cash adjustment for a fraction of a share credited to the Participant's Noncertificated Share Account upon withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount which the Participant receives for the shares, or fraction of a share, and the Participant's tax basis.

39. WHAT IS THE TAX TREATMENT OF SERVICE CHARGES AND BROKERAGE COMMISSIONS, IF ANY, AS WELL AS OTHER ADMINISTRATIVE EXPENSES OF THE PLAN PAID BY THE COMPANY?

    In connection with purchases of shares on the open market, service charges and brokerage commissions paid by the Company on the behalf of Participants will likely be treated as distributions subject to income tax in the same manner as dividends. With respect to administrative expenses, such expenses paid by the Company are not likely to be treated as constructive distributions to Participants and, as a result, not subject to income tax.

40. WHAT PROVISION IS MADE FOR PARTICIPANTS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX BACKUP WITHHOLDING?

    In the case of those Participants whose dividends are subject to United States income tax backup withholding, the Reinvestment Agent will apply the net amount of their dividends, after the deduction for taxes, to the purchase of shares of Common Stock. As a general matter, the Company is currently required to withhold for United States income tax purposes 31% of all dividend payments to a shareholder if (i) the Participant fails to furnish its taxpayer identification number (the "TIN") to the Company as required, (ii) the Internal Revenue Service (the "IRS") notifies the Company that the TIN furnished by the Participant is incorrect, (iii) the IRS notifies the Company that the Participant has failed properly to report certain payments as required or (iv) the Participant fails to certify, when and as required to do so, under penalties of perjury, that it is not subject to backup withholding. Shareholders may be requested by the Company or their broker to submit all information and certifications required in order to exempt them from back-up withholding if such exemption is available to them.

41. WHAT IS THE TAX TREATMENT OF CASH RECEIVED BY A PARTICIPANT UPON THE SALE OF SHARES PURCHASED BY THE PARTICIPANT PURSUANT TO THE PLAN?

    Assuming that the shares are held as capital assets, a Participant who receives a cash payment for any full or fractional shares then held in his or her Plan account will recognize either short-term or long-term capital gain or loss, depending on his or her particular circumstances, the tax basis of his or her shares, and the period of time he or she has held his or her shares. Federal law requires the Company to notify the IRS of all sales of stock made under the Plan during the year. If a Participant sells any shares from the Plan, he or she will be sent a Form 1099B for each sale pursuant to federal income tax regulations.

42. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN BY AN IRA, KEOGH PLAN, 401(K) PLAN, SIMPLIFIED PENSION ACCOUNT OR ANY CORPORATE EMPLOYER-SPONSORED RETIREMENT PLAN?

    The tax consequences of participation in the Plan by retirement plans differ from those outlined above for individuals. Since the law and regulations regarding the federal income tax consequences of retirement plan participation are complex and subject to change, those considering such participation should consult with their own retirement plan trustees, custodians or tax advisors for specific information.

                                USE OF PROCEEDS

    The net proceeds from the sale of authorized but unissued stock purchased from the Company will be used for general corporate purposes.

                                 LEGAL OPINION

    The validity of the Common Stock to be issued pursuant to the Plan will be passed upon by Michael, Best & Friedrich, Milwaukee,Wisconsin.

                                    EXPERTS

    The consolidated financial statements of the Company appearing in the United Wisconsin Services, Inc. Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               TABLE OF CONTENTS

Available Information............................................................           3
Incorporation of Certain Documents by Reference..................................           3
Risk Factors.....................................................................           5
The Plan.........................................................................           7
  Purpose........................................................................           7
  Advantages.....................................................................           7
  Administration.................................................................           8
  Participation..................................................................           8
  Initial Direct Purchase and Optional Cash Payments.............................          11
  Costs..........................................................................          12
  Purchases......................................................................          12
  Share Certificates.............................................................          13
  Participants' Records & Accounts...............................................          14
  Modification or Termination by a Participant...................................          15
  Other Information..............................................................          17
  Federal Income Tax Consequences................................................          18
Use of Proceeds..................................................................          20
Legal Opinion....................................................................          20
Experts..........................................................................          20

                                                                    July 9, 1997

    This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which said offer or solicitation is not qualified or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.